UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

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Proxy Statement Pursuant to Section 14(a) of the
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IEC ELECTRONICS CORP.
(Name of Registrant as Specified in its Charter)

VINTAGE OPPORTUNITY PARTNERS LP
VINTAGE CAPITAL MANAGEMENT, LLC
KAHN CAPITAL MANAGEMENT, LLC
BRIAN R. KAHN
KEITH M. BUTLER
CHARLES P. HADEED
LYNN J. HARTRICK
ANDREW M. LAURENCE
JEREMY R. NOWAK
JEFFREY T. SCHLARBAUM
ERIC SINGER

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Vintage Capital Management, LLC

January 20, 2015

Dear Fellow IEC Electronics Stockholder:

My name is Jeff Schlarbaum and I was President of IEC Electronics Corp. (“IEC”) from 2010 until 2013 and I am a current nominee of Vintage Capital Management, LLC (“Vintage”), a 7% stockholder in IEC. I have over 25 years of experience in the electronics industry and when I joined IEC in 2004, I saw a company with great potential, but plagued by a flawed strategy that almost drove it to bankruptcy. In the three years prior to my arrival, revenue had sharply declined by more than 75%. However, I saw a company with driven, hard-working employees with tremendous potential. I knew then that with a focus on organic growth and new client generation, IEC would prosper. I firmly believe that the same formula can again turn IEC around.

From 2004 through 2012, my IEC colleagues and I worked to achieve stockholder returns exceeding 500% and sales increases of more than 550% during an eight-year period. This outcome was a result of formulating a brand new strategy to differentiate IEC from its peers in the contract manufacturing industry, the right leadership and a dedicated workforce. IEC became a star, receiving accolades from, among others, Forbes, who named the company among the top ten of America’s Best Small Companies.

By early 2011, I had begun to believe that the Company was at risk of losing its way. Although he was unable or unwilling to hear the message from me at the time, long-time chairman and current CEO, W. Barry Gilbert, recently admitted IEC's “performance has not been brilliant over these last two years.” I couldn’t agree more. Since my departure, and under Mr. Gilbert and the incumbent Board’s watch, IEC’s stock has lost nearly 25% of its value. Contrast this with the huge gains during that time by IEC’s industry peers. Even more perilous, employee morale has eroded significantly and I have heard from numerous constituencies that change is needed.

Vintage identified the investment opportunity and reached out to me based on my professional reputation for ingenuity, integrity and old-fashioned hard work. Since then I have been impressed by, among other things, their willingness to invest Vintage’s own resources to serve as a change agent to restore the value of IEC and capture the company’s future opportunities. If elected at upcoming meeting of IEC stockholders, together with the other independent nominees on the Vintage slate of directors, I will work tirelessly to revive your company.

Some of the other reasons I have chosen to work with Vintage, which you may not be aware of, are:

•	Vintage is comprised of a team of financial and operational experts with deep industry knowledge. Past successes in the electronic manufacturing services or build-to-print companies include White Electronic Designs, Veritek Manufacturing Services, and Oncore Manufacturing.

•	Vintage represents partnerships who have invested over $750 million of principal with their firm based on that expertise.

•	During just the past 5 years, they have helped successfully operate and/or maximize the value of several publicly traded companies, inside and outside the EMS segment. Some of those successes include White Electronic Designs, Integral Systems, Anaren, and Micronetics, all of which delivered higher valuations to stockholders after Vintage’s active involvement.

•	Vintage was able to secure two board seats at Aaron’s Inc. and successfully replaced an underperforming CEO with one who is focused on operational improvements that lead to value creation for stockholders.

•	Another Vintage investment, API Technologies, which IEC management claims to be a peer of IEC, has increased EBITDA margin to over 13% in its most recent publicly announced quarter compared to only 4% for IEC’s most recent publicly announced quarter. Why shouldn’t stockholders expect IEC management to achieve API’s profit margins if they claim API as a peer?

•	Vintage has the credibility and track record to deliver significant value for us, as IEC stockholders. More importantly, as a significant investor in IEC, intent upon seeing the value of their stock increase, VINTAGE’S interests are 100% aligned with their fellow sTOCKholders.

•	Although Vintage owns 7% of IEC, they have only nominated just two of their employees, Andrew Laurence and Jeremy Nowak, to fill the seven open seats. These Vintage representatives, if elected, will comprise a minority of the Board. The other five candidates are wholly independent of Vintage and have no interest in any outcome other than one that increases stockholder value.

To summarize again the qualifications of the other directors put forward by Vintage:

•	Andrew and Jeremy both have 15 years of investing experience in public and private companies and each have an intimate knowledge of the debt and equity capital markets, including raising both senior and junior debt, negotiating bank loans, equity private placements, acquisitions, as well as asset and corporate divestitures. These are all important considerations for IEC now and in the future. Andrew has also extensive experience providing operational support for Vintage portfolio holdings in the areas of process improvement, IT, financial functions, and human resources.

•	Keith Butler has over 30 years of experience in EMS, having founded an EMS company in 1979. During his tenure at REMEC, the global EMS division grew 652% with sales of $64 million in 2005, all while maintaining more than 14% EBITDA. He later served from 2007-2013 as EVP of OnCore, a successor firm, with sales greater than $300 million.

•	Charles Hadeed was CEO of Transcat, Inc., a publicly traded technology company from 2007 to 2013, and currently serves as chairman of its board of directors. In addition to the 20 years he served in executive positions at Bausch & Lomb, including as President of its oral care business, Charles brings experience as a certified public accountant.

•	Lynn Hartrick served for over 26 years in senior leadership roles at Rochester Telephone Co., which later became Frontier Communications. While at Rochester Telephone, he led its largest operating unit with over 2,000 employees.

•	Eric Singer is the founder of Vertex Capital Advisors and has served in executive leadership positions at several technology companies. This includes his role as Chairman of Sigma Designs and director of Zilog Corporation and PLX Technologies. He has deep expertise streamlining operations and overseeing effective cost-reduction efforts.

For all these reasons, I stand with Vintage and my fellow nominees who are committed to IEC and driving it forward for all stakeholders, including customers, stockholders and employees. We understand that there are many employees who are supportive of Vintage’s nominees but are concerned about confidentiality and potential retribution from the IEC’s current management. Stockholders should know that if they hold their shares beneficially through a broker, only their broker will receive their voting instructions, which will then be aggregated and voted along with all shares at that broker. This will make it extremely difficult for either side to independently determine how any particular holder voted. Stockholders who hold their shares in registered name and wish to vote on a GOLD proxy card for Vintage’s nominees will have their vote submitted by Vintage to IEC’s independent inspector of elections at the annual meeting. Vintage and its nominees encourage all stockholders to vote their shares and let their voices be heard by IEC.

Please join with me in revitalizing IEC.

I URGE YOU TO VOTE FOR KEITH M. BUTLER, CHARLES P. HADEED, LYNN J. HARTRICK, ANDREW M. LAURENCE, JEREMY R. NOWAK, JEFFREY T. SCHLARBAUM AND ERIC SINGER ON THE ENCLOSED GOLD PROXY CARD TODAY.

Very sincerely,

Jeffrey T. Schlarbaum

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any white proxy card sent to you by IEC.

If you have already done so, you have every right to change your vote by using the enclosed

GOLD proxy card to vote TODAY— by telephone, by Internet, or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided.

Forward-Looking Statements

This letter may contain certain statements that are “forward looking” in nature, and stockholders should be aware that any such forward-looking statements are only predictions and subject to risks and uncertainties that exist in the business environment that could render actual outcomes and results materially different from that predicted. In some cases, such forward-looking statements may be identified by terminology such as “may,” “will,” “could,” “should,” “plans,” “expects,” “intends” or “believes” or the negative of such terms or other comparable terminology. You should not place undue reliance on any such statements, and any forward-looking statements made in this letter are qualified in their entirety by these cautionary statements. There can be no assurance that the actual results or developments anticipated by Vintage will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, IEC or its business, operations or financial condition. Except to the extent required by applicable law, Vintage undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.